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                                                                      EXHIBIT 10


                                 FIRST AMENDMENT
                                       TO
                         EXECUTIVE EMPLOYMENT AGREEMENT


       THIS AGREEMENT is made as of the 15th day of May, 2000, between PEOPLES LTD. (the "Corporation") and PEOPLES STATE BANK OF WYALUSING PA (the "Bank"), and DONALD E. ABREY (the "Executive").

       WHEREAS, the Corporation, the Bank and the Executive entered into an Executive Employment Agreement dated May 15, 2000 (the "Employment Agreement"); and

       WHEREAS, the Corporation, the Bank and the Executive desire to amend the Employment Agreement to accurately reflect the agreement of the parties;

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree that the Employment Agreement is amended as follows:

       1.     Paragraph 1(a) is amended to read as follows:

              (a) General. The Corporation and the Bank hereby shall employ the Executive and the Executive hereby accepts employment with the Corporation and Bank for a term of two (2) year(s) beginning on January 1, 2000, and ending on December 31, 2001, subject, however, to prior termination of this Agreement as set forth below.

       2.     Paragraph 1(b) is amended to read as follows:

              (b) This Agreement shall renew and the Employment Period shall be extended for an additional period of one (1) year upon the mutual agreement (on or after September 1, 2001) of the Executive, the Corporation and the Bank.

       3.     The following additional language is added at the end of Paragraph
              2:

              Notwithstanding the foregoing, upon the Effective Time of the merger of the Corporation with and into Citizens & Northern Corporation (as such term is defined in that certain Agreement and Plan of Merger dated June

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              ___, 2000), the Executive's position shall be that of Senior Vice
              President of the Bank and Senior Vice President and Chief Executive Officer of Citizens & Northern Financial Services Corporation with such duties as may from time to time be prescribed by the Chief Executive Officer of Citizens & Northern Bank as approved by the Board of Citizens & Northern Bank.

       4.     A new paragraph 4(d) is hereby added to read as follows:

              (d) CHANGE IN CONTROL PAYMENT. At the Effective Time of the merger of the Corporation with and into Citizens & Northern Corporation, providing that the Executive was not terminated prior to said Effective Time by the Corporation, the Executive shall be entitled to receive a lump sum cash payment or such other form of payment acceptable to the Executive equal to 2.99 times the highest annual compensation, including cash bonuses, which the Executive received during the preceding three (3) year period ending on the date of termination (the "Payment Amount"). Executive will be responsible for all tax withholding obligations with respect to such payment (other than Medicare) and will hold the Corporation and Citizens & Northern Corporation harmless with respect thereto. In the event that:

                     (i) the Payment Amount would be deemed to include an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor thereto, and

                     (ii) if such Payment Amount were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Code Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of the Payment Amount (without such reduction) minus the amount of tax required to be paid by the Executive thereon by
                            Section 4999 of the Code, then the Payment Amount shall be reduced to the Non-Triggering Amount.

       5.     Paragraph 9(d) is amended to read as follows:

              (d) TERMINATION BY EXECUTIVE. The Executive may terminate his employment hereunder if (1) his health should become impaired to an extent that it makes continued performance of his duties hereunder hazardous to his physical or mental health or his life, or (2) for Good Reason.
                     The term "Good Reason" shall mean (i) any removal of the Executive from (other than as a result of his


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                     regulatory removal) any of the positions indicated in
                     Paragraph 2 hereof, except in connection with termination of the Executive's employment for Cause or (ii) failure of the Bank to comply with Paragraph 5 hereof, after notice from the Executive to the Corporation and the Bank that such action or limitation of the Bank or Corporation constitutes Good Reason and the failure to cure such situation within thirty (30) day(s) of said notice, or if said situation cannot be cured within thirty (30) day(s), within a reasonable time thereafter if a diligent effort is being made by the Corporation and/or the Bank to cure such situation.

       6. The phrase "other than a Change of Control as defined herein" is deleted form the seventh line of Paragraph 10(b).

       7.     Paragraph 10(c) is amended to read as follows:

              If the Executive terminates his employment for Good Reason or the Bank or Corporation or Citizens & Northern Corporation terminates the Executive's employment other than for Cause, the Corporation and/or Bank or Citizens & Northern Corporation (as applicable) shall maintain in full force and effect, for the continued benefit of the Executive through the term of his Agreement, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination, except those under paragraphs 5(b) (but not including accrued vacation days), (c) and (d), if the Executive's continued participation is possible under the general terms and provisions of such plans and programs except that if the Executive's participation in any health, medical, life insurance or disability plan or program is barred, the Corporation and/or Bank or Citizens & Northern Corporation (as applicable) shall obtain and pay for, on the Executive's behalf, individual insurance plans, policies or programs which provide to the Executive health, medical, life and disability insurance coverage which is substantially equivalent to the insurance coverage which the Executive was entitled prior to the date of termination.

       8.     Paragraph 10(d) is deleted in its entirety.

       9.     Paragraph 13 is deleted in its entirety.

       10.    Paragraph 14 is deleted in its entirety.

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       IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Corporation and Bank, by its authorized representatives as of the day and year above mentioned.


ATTEST:                                  PEOPLES STATE BANK OF
                                         WYALUSING PA

/s/ P. Dean Homer                            /s/ Kenneth Taylor, Jr.
                                        By:
-------------------------------            -------------------------------
                      SECRETARY            Kenneth Taylor, Jr.
                                           Chairman



ATTEST:                                  PEOPLES LTD.

/s/ P. Dean Homer                            /s/ Kenneth Taylor, Jr.
                                        By:
-------------------------------            -------------------------------
                      SECRETARY            Kenneth Taylor, Jr.
                                           Chairman


WITNESS:

/s/ Ruth A. Courtney                     /s/ Donald E. Abrey
-------------------------------          ----------------------------------
                                         Donald E. Abrey


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